YOU  ARE  CORDIALLY  INVITED


to a Community Investor Meeting to learn about NEOSURG TECHNOLOGIES, INC. ("NeoSurg")and the related offering of additional Common Stock.

Senior Executives and Directors of NeoSurg and representatives of Oxford Financial Group will present information and answer your questions about
NeoSurg's  Stock  Offering  as well as its business focus and operating results.



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                              Community  Meetings


                                  0:00  P.M.

                    __________,  2000     [Location]



                                  0:00  P.M.

                    _________,  2000     [Location]

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                               Please  call  the
                         NeoSurg  Technologies,  Inc.
                             Stock  Sales  Center
                               (___)  _________


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